                                                                     EXHIBIT 6.e

Neighborhood Box Office, Inc

       The Company has entered into agreements with 40 malls owned by The Rouse Company. The following list describes each mall. Following the list is a form of common agreement for each mall.

The Rouse Company (40 Centers) Contract Term - [**] Year


Property Name                               Location
-------------                               --------
Augusta Mall                             Augusta, GA
Bayside Marketplace Mall                 Miami, FL
Beachwood Place                          Beachwood, OH
Bridgewater Commons                      Bridgewater, NJ
Cherry Hill Mall                         Cherry Hill, NJ
Echelon Mall                             Voorhees, NJ
Exton Square                             Exton, PA
Fanueil Hall                             Boston, MA
Fashion Place Mall                       Murray, UT
Fashion Show Mall                        Las Vegas, NV
Franklin Park Mall                       Toledo, OH
Harbor Place And The Gallery             Baltimore, MD
The Gallery @ Market East                Philadelphia, PA
Governor's Square                        Tallahassee, FL
Jacksonville Landing                     Jacksonville, FL
Mondawmin Mall                           Baltimore, MD
Moorestown Mall                          Moorestown, NJ
Oakwood Center                           Gretna, LA
Oviedo Marketplace                       Oviedo, FL
Owings Mills                             Owings Mills, MD
Paramus Park                             Paramus, NJ
Park Meadows                             Littleton, CO
Perimeter Mall                           Atlanta, GA
Pioneer Place                            Portland, OR
Plymouth Meeting Mall                    Plymouth Meeting, PA
Randhurst                                Mt. Prospect, IL
Ridgedale Center                         Minnetonka, MN
Riverwalk Marketplace                    New Orleans, LA
South Street Seaport                     New York, NY
Southland Center                         Taylor, MI
Staten Island Mall                       Staten Island, NY
The Mall In Columbia                     Columbia, MD
The Mall In St. Matthews                 Louisville, KY
Towson Town Center                       Towson, MD
Village Of Cross Keys                    Baltimore, MD
Westdale Mall                            Cedar Rapids, IA
Westlake Center                          Seattle, WA



[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.



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Neighborhood Box Office, Inc

White Marsh Mall                            Baltimore, MD
Willowbrook Mall                            Wayne, NJ
Woodbridge Center                           Woodbridge, NJ

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Neighborhood Box Office, Inc

                           Contract Services Agreement

       THIS CONTRACT SERVICES AGREEMENT (this "Agreement") is entered into effective as of __________________, 2000 (the "Effective Date") by and between Neighborhood Box Office, Inc., a Utah corporation ("NBO"), with its principal place of business at 3676 W. California Avenue, Building D, Salt Lake City, Utah 84104, and ___________________, a ________________ ("Customer"), with an address
c/o The Rouse Company, 10275 Little Patuxent Parkway, Columbia, MD 21044-3455. NBO and Customer are sometimes each referred to herein as a "Party" and collectively the "Parties."

                                    RECITALS:

       A. NBO is in the business of developing, marketing, owning and operating remote gift certificate distribution systems.

       B. Customer is in the business of owning, operating and managing the [regional shopping center] [urban marketplace] known as ______________ located in _______________ (the "Property").

       C. The Parties desire to enter into a relationship whereby NBO will make available to and install its remote gift certificate distribution machine (the "Kiosk"), a "Counter Unit" [2 UNITS FOR FASHION SHOW] and related network components (collectively, the "System") at the Property and to provide services associated therewith, as further described in this Agreement.

       NOW, THEREFORE, In consideration of the premises set forth above, the mutual promises, covenants, agreements and benefits set forth hereinbelow, and for other good and valuable consideration, the Parties agree as follows:

1.     RIGHTS AND OBLIGATIONS OF CUSTOMER.

       a. Distribution. Customer hereby grants to NBO the exclusive right to offer and issue gift certificates (the "Mall Gift Certificates") which are redeemable at all retail establishments located at the Property and at all other participating shopping centers owned and/or managed by affiliates of The Rouse Company, a Maryland corporation (the "Rouse Affiliates") through the System (the "Mall Gift Certificate Program") and grants to NBO a license to install the System at the Property, for the Term (defined below) and as further described in this Agreement. During the Term, NBO will also have the exclusive right to issue the Mall Gift Certificates through the Internet and via telephone to individual and corporate customers; provided, however, the foregoing exclusive right shall not preclude Customer from issuing Mall Gift Certificates to corporate customers who desire to purchase Mall Gift Certificates at the Property.

       b. Utility Access and Service. Customer will provide, or cause to be provided, at points in the Customer's "Customer Service Booth" [OR CUSTOMER SERVICE CENTER?] the facilities necessary to enable NBO to obtain and maintain for the System the electricity and telephone service (the "Utility Services") required for its operation, as specified on Addendum A part II. The installation of such services will be at Customer's sole cost and expense and will be completed on or before __________________, 2000. Such installation shall include coordination with NBO so that NBO will order the frame relay circuit (described in Addendum A part II) in time for it to be installed on or before _________________, 2000.

       c. Advertising. Customer agrees to advertise the Mall Gift Certificates at the Property and assist NBO in the advertising and promotion of the Mall Gift Certificates to the tenants, prospective tenants, individual and corporate customers of the Property.

       d. Maintenance and Training. Customer will provide, at no cost to NBO, the personnel necessary to (i) periodically monitor the inventory of blank gift certificate stock in the Kiosk, (ii) restock the blank gift certificate paper stock as needed and (iii) notify NBO or its designated agent of any malfunction with, or damage to the System or any component thereof. In addition, Customer's personnel will cooperate with NBO in performing its periodic maintenance and diagnostic procedures on

Neighborhood Box Office, Inc

the Kiosk and Counter Unit to determine if and when any periodic or preventative maintenance is needed or if an NBO designated service organization should be called. NBO will provide, or cause to be provided, all necessary maintenance and repair within twenty-four (24) hours of Customer's request therefor. Customer agrees to make available at each Property properly trained personnel to assist users of the System in purchasing Mall Gift Certificates.

       e. Financial Responsibility. Customer accepts full financial responsibility for the collection of credit/debit card funds associated with the issuance of Mall Gift Certificates at the NBO Counter Unit and for cash and debit card funds associated with the issuance of Mall Gift Certificates at the Kiosk. At the conclusion of each business day, Customer will assure that the amounts collected for such business day and deposited or to be deposited in the depository account described in Addendum B Section 1 (the "Depository Account") (whether by cash or credit/debit card funds) correspond to the value of the Mall Gift Certificates issued for such day. In the event that NBO determines that there is a shortage, it will provide immediate notification thereof to Customer's designee. In the event of a shortage, whether discovered by Customer or NBO, Customer will cause the Depository Account to have sufficient funds to cover all outstanding Mall Gift Certificates within thirty (30) days following the discovery of the shortage.

       f. Credit Card Fees. Customer agrees to reimburse NBO for all credit card fees associated with the issuance of Mall Gift Certificates, whether generated at the Counter Unit, Kiosk, through the Internet or as corporate issuances. NBO will bill such credit card fees to Customer at the same rate charged to NBO by the credit card company and Customer will reimburse the fees to NBO net 15 days after receiving monthly billing statement; provided, however, in no event will Customer be obligated to reimburse fees to NBO in excess of 1.87%. Should these rates change, subject to the cap on fees stated in the preceding sentence, NBO will provide a new rate structure to Customer. NBO currently accepts Visa and MasterCard credit cards.

       g. Internet. Customer and NBO will cooperate in designing and implementing a so-called "hyperlink" which will allow visitors to Customer's website the opportunity to obtain Mall Gift Certificates. Customer will provide NBO with names of Customer's website administrators in order to complete all programming requirements. NBO will pay for programming costs required for NBO to provide style HTML frames with cascading sheets at Customer's website. NBO agrees to provide fulfillment on each order that is transacted through the hyperlink. As of the date hereof NBO is charging the following handling charges:

       Number of Certificates                     Charge for Standard U.S. Mail Handling
       ----------------------                     --------------------------------------
               1-5                                        $1.95
               6-15                                       $2.95
               16-30                                      $3.95

       More than 30 Certificates                              Charge
       -------------------------                              ------
       Up to 15 lbs.                              $4.95 for UPS Ground or
                                                  $9.95 for 2-day Federal Express or
                                                  $18.95 for overnight Fed. Ex.
       Over 15 lbs.                               Priced based on weight and shipping zones

NBO shall not increase any of the foregoing charges more frequently than once per year, and any such increase is subject to Customer's prior approval which will not be unreasonably withheld.

       h. Relocation. Customer shall have the right at any time during the Term to cause NBO to relocate the Kiosk and/or the Counter Unit to another mutually agreeable location in the Property upon giving NBO at least thirty (30) days advance written notice of its intention to so relocate. In that event, Customer shall at its expense bring the necessary utilities to the relocated Kiosk and/or Counter Unit. NBO shall provide the technical expertise, at its expense, to assure that the Kiosk and/or Counter Unit are functioning properly following the relocation. In the event that Customer and NBO cannot agree on a location within the thirty-day notice period, then this Agreement shall terminate at the end of the thirty-day notice period.

Neighborhood Box Office, Inc

2.     RIGHTS AND OBLIGATIONS OF NBO.

       a. The System. NBO will install the System at the Property at no cost to Customer and will cause the System to be operated only for the issuance of Mall Gift Certificates and for no other purpose. All Mall Gift Certificates will be issued through the Kiosks using cash or a debit card and through the Counter Unit using credit/debit card. [FASHION SHOW: 2 UNITS.] NBO will cause the Counter Unit to be fully operational and activated on _______________, 2000. NBO will cause the Kiosk to be fully operational and activated on ______________, 2000. Customer shall have the right to request the installation of an additional Counter Unit as part of the System, and NBO shall provide such additional Counter Unit to Customer for such periods of time as are requested by Customer, from time to time, at a cost to Customer of Two Hundred Fifty Dollars ($250.00) per month, plus all shipping costs, within 45 days following Customer's request therefor.

       The System, including the Kiosk and Counter Unit, is the exclusive property of NBO and will remain NBO's property throughout the Term and thereafter. NBO is and shall be the sole owner of the tradename "Neighborhood Box Office" and all other tradenames, trademarks and copyrights now used in or in the future used by NBO in connection with the System.

       b. Competing Installations. Customer understands and agrees that NBO has the right to enter into agreements the same as or similar to this Agreement with other companies who may own or manage competing retail establishments or malls in the geographic vicinity of the Property, and to install its distribution components in such establishments or malls and offer gift certificates thereat. NBO acknowledges that Customer's registered name "Premier Shopper Club" will appear prominently on the Mall Gift Certificates, and NBO agrees that it will not produce gift certificates for any other companies (other than affiliates of Customer) which use any name which may be confusingly similar to "Premier Shopper Club".

       c. Advertising. NBO has the right to engage in an on-going program of advertising and promoting the services which it offers, including any components of the System that may be installed at competing retail establishments or malls located in the geographic vicinity of the Property. NBO may not, however, use Customer's name or the name of any of its affiliates nor the name or likeness of the Property in any advertising or promotion nor shall NBO engage in such advertising and promotion at the Property without the express written consent of Customer, which consent may be withheld in Customer's absolute and sole discretion. Further, NBO agrees that it will solicit advertising to be printed on the Mall Gift Certificates stock. All such advertising shall be subject to Customer's approval, which Customer may withhold in its sole discretion. NBO will remit to Customer one-half (1/2) of the net revenues generated by such advertising, which shall be the gross revenues generated by the advertising less NBO's costs directly attributable to the solicitation of such advertising.

       d. Maintenance and Training. During the Term NBO will maintain or cause to be maintained, and make all necessary repairs or cause such repairs to be made to, the System, including all warranty work on all hardware and software associated with the Kiosk and Counter Unit at no cost to Customer. NBO will provide training to personnel designated by Customer in the operation of the System, including, but not limited to, the method of reconciliation contemplated by Section 1e of this Agreement. NBO will also conduct training sessions, as requested and approved by Customer, for representatives of the Property's retail establishments.

       e. Convenience Fees. No convenience fees will be charged for the Mall Gift Certificates except as may be mutually agreed upon by the Parties. Any such fees are set forth in Addendum A, Part I, attached hereto. If the Parties agree upon such fees, NBO shall pay to Customer its share of the fees monthly within fifteen (15) days following the end of each calendar month.

       f. Mall Gift Certificate Redemption. The Mall Gift Certificates will be in the form of executable bank checks that can be redeemed for merchandise or services at any retail establishment in the Property and deposited into the account of such retail establishment. NBO will guarantee the redemption funds to the retail establishment as long as said establishment follows the NBO Mall Gift


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Neighborhood Box Office, Inc

Certificate redemption procedures. Such redemption procedures shall be mutually agreed upon by the Parties and provided in writing to participating retail establishments in the Property by Customer. All funds deposited into the bank account may be monitored at any time by Customer through Automated Balance Reporting via modem for a monthly fee of $75.00 or with no monthly fee through a 1-800 number direct with the bank.

       g. Management of Depository and Related Accounts. Certain depository and other accounts will be established by Customer and/or NBO as described in Addendum B attached hereto. Each such account shall clearly indicate that Customer and/or NBO, as appropriate, has no ownership interest in the amounts deposited in the account and that such amounts are for the benefit of the holders of Mall Gift Certificates, subject to redemption.

       h. Financial Responsibility. NBO accepts full financial responsibility for the collection of credit card funds associated with the issuance of Mall Gift Certificates over the Internet or through the toll-free number established by NBO. At the conclusion of each business day, NBO will assure that the amounts collected for such business day and deposited or to be deposited in the FSB Depository Account described in Addendum B Section 2 (whether by credit/debit card funds) correspond to the value of such Mall Gift Certificates issued for such day. In the event that NBO determines that there is a shortage, it will provide immediate notification thereof to Customer's designee. In the event of a shortage, whether discovered by Customer or NBO, NBO will cause the FSB Depository Account to have sufficient funds to cover all such outstanding Mall Gift Certificates within thirty (30) days following the discovery of the shortage.

       i. Unredeemed Mall Gift Certificates. As provided in Addendum B, NBO shall be responsible for and will cause compliance with all applicable state abandoned property or escheat laws. Any balance of unredeemed Gift Certificates remaining after compliance with all applicable laws shall be paid to NBO as fees for services provided by NBO pursuant to this Agreement. [NBO TO PROPOSE LANGUAGE RE FEES COME OUT OF OTHERWISE ESCHEATED PROCEEDS TO THE EXTENT PERMITTED BY LAW. CUSTOMER TO BE INDEMNIFIED AGAINST THIS.]

       j. Insurance; Indemnity. NBO shall indemnify Customer and save it harmless for, from and against any and all claims, actions, damages, liabilities and expenses (including attorneys' and other professional fees) suffered by Customer in connection with: (i) loss of life, personal injury and/or damage to property or the environment suffered by third parties arising from or out of the occupancy or use by NBO of the Property or any part thereof, occasioned wholly or in part by any act or omission of NBO, its agents, contractors, invitees or employees and (ii) the misappropriation or other loss of any funds held in any of the accounts described in Addendum B to the extent such misappropriation or other loss was occasioned by any act or omission of NBO, its agents, contractors or employees. This indemnity shall survive any termination of this Agreement with respect to any incident occurring during the Term. At all times on and after the date of this Agreement, NBO will carry and maintain, at its expense, a non-deductible (i) commercial general liability insurance policy, including insurance against assumed or contractual liability under this Agreement to afford protection with respect to personal injury, death or property damage of not less than One Million Dollars ($1,000,000.00) per occurrence combined single limit and Two Million Dollars ($2,000,000.00) general aggregate; (ii) all-risks property and casualty insurance policy, including theft, written at replacement cost value and with replacement cost endorsement, covering all personal property of NBO located at the Property, including without limitation, all elements of the System, including the Kiosk and Counter Unit and (iii) if and to the extent required by law, worker's compensation insurance policy, or similar insurance in form and amounts required by law. NBO shall continue in force its Chubb Executive Protection Policy of insurance, or a similar policy issued by another insurance company with a Bests rating similar to Chubb's rating. Such Policy shall contain coverage for employee theft, premises, transit, and depositor's forgery with respect to money and securities with a limit of not less than Five Million Dollars ($5,000,000.00) per occurrence with no aggregate limit. NBO and Customer agree that any proceeds of the Chubb Executive Protection Policy which relate to funds associated with the Mall Gift Certificates shall be deposited into an account as directed by Customer so as to cover outstanding Mall Gift Certificates.


                                     Page 6
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Neighborhood Box Office, Inc

       Commercial general liability and all risks property and casualty insurance policies evidencing such insurance shall, with respect to commercial general liability policies, name Customer and/or its designee(s) as additional insured, and shall be primary and non-contributory. The Chubb Executive Protection Policy shall name Customer and/or its designee(s) as loss payees. The commercial general liability policy, all risks property and casualty insurance policy and the Chubb Executive Protection Policy shall each contain a provision by which the insurer agrees that such policy shall not be canceled, materially changed or not renewed without at least thirty (30) days' advance notice to Customer at the Property management office and with a copy to The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland, 21044, Attention: Risk Manager, by certified mail, return receipt requested. A copy of such policies, or certificates thereof, shall be deposited with Customer by NBO before NBO shall be permitted to enter the Property.

       Neither Customer nor NBO shall be liable to the other Party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property or any resulting loss of income or losses under worker's compensation laws even though such loss or damage might have been occasioned by the negligence of such Party, its agents or employees. The provisions of this paragraph shall not limit the indemnification for liability to third parties contained in the preceding paragraph.

       k. Reporting and Audit. Within twenty (20) days of the end of each month, NBO will provide Customer with a report showing the volume of Mall Gift Certificate issued during the preceding month and a report showing advertising revenue and costs, as described in Section 2c. The Mall Gift Certificate report shall indicate the entire volume of Mall Gift Certificates issued, and will have a summary of which were issued for cash, credit card, debit card, check, or otherwise. The Mall Gift Certificate report shall show the required information for Customer and all other Rouse Affiliates which are then issuing Mall Gift Certificates. The reports will be signed by an authorized officer or agent of NBO. Customer shall have the right to examine or audit NBO's books and records relating to the Mall Gift Certificates and advertising revenue and costs (for the Property, only), at NBO's principal place of business and during normal business hours, by informing NBO in writing of its desire to do so five (5) days in advance. Within sixty (60) days of the end of each calendar year during the Term, NBO will provide Customer with a statement of showing the volume of Mall Gift Certificates issued during the preceding calendar year and the advertising revenue generated and costs associated with such advertising during the preceding calendar year (or, in each instance, a portion of the calendar if this Agreement was in effect for less than the entire year), which shall be accompanied by the signed certificate of an independent Certified Public Accountant stating specifically that (i) s/he has examined the report of those issuances and revenue/costs for such year, (ii) his/her examination included such tests of NBO's books and records as s/he considered necessary or appropriate under the circumstances, and (iii) that such report presents fairly such issuances and revenue/costs.

       l. Gift Certificate Stock and Processing. NBO shall be responsible for providing to Customer, at NBO's expense, all gift certificate stock necessary to generate the Mall Gift Certificates. Customer shall have the right to require a change in the appearance of the stock one time per year upon at least six (6) months' prior notice. All bank processing fees associated with the processing of the Mall Gift Certificates shall be paid by NBO.

       m. Laws Compliance. NBO shall comply and shall cause the Mall Gift Certificate Program to comply with all federal, state, regional, county, municipal and other governmental statutes, laws, rules, orders, regulations and ordinances applicable to the Mall Gift Certificate Program, including, but not limited to, applicable escheat statutes.

       n. Billing. NBO agrees that all bills to be issued by it to Customer shall be issued to Customer's address as shown in the first sentence of this Agreement. All of Customer's bills will be aggregated with the bills of the other Rouse Affiliates which are then issuing Mall Gift Certificates, but the information pertaining to Customer only will be readily identifiable.

3.     AGREEMENT TERM; TERMINATION.


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Neighborhood Box Office, Inc

       a. Term. The "Term" of this Agreement shall commence as of __________________, 2000 and shall terminate _____________, 2003, unless earlier terminated in accordance with the provisions of Section 5 below.

       b. Termination. Upon the termination of this Agreement, NBO and Customer will no longer issue Mall Gift Certificates through the System. NBO will remove the Kiosk and the Counter Unit from the Property and will repair any damage to the Property caused by the removal of the Kiosk and Counter Unit. Unless Customer has terminated this Agreement due to an Event of Default by NBO in accordance with Section 5, NBO will continue to process previously issued Mall Gift Certificates until the expiration date of the last Mall Gift Certificate issued. If Customer has terminated this Agreement due to an Event of Default by NBO in accordance with Section 5, Customer shall have the right to direct NBO to take all necessary steps so that Customer or Customer's designee may process previously issued Mall Gift Certificates. NBO and Customer will destroy all unused gift certificate stock in each of their possession.

4.     ASSIGNMENT.

       a. Assignment by Customer. Customer may delegate, assign, transfer or encumber its rights, duties, interests or obligations under this Agreement to any subsidiary or affiliate of Customer or to any person or entity which acquires the Property. No such transfer or assignment of this Agreement will constitute a termination of this Agreement. In the event that the Property is acquired by a person or entity which is not a subsidiary or affiliate of Customer (a "Third Party") Customer shall not be obligated to assign this Agreement to such Third Party and the Third Party shall not be obligated to assume Customer's obligations hereunder. In the event of a Third Party transfer, Customer shall have the right to terminate this Agreement upon thirty (30) days notice to NBO. Customer agrees (subject to any confidentiality agreement which Customer may have with the Third Party) to disclose to NBO the name of and a contact person associated with the Third Party purchaser so that NBO may contact such Third Party concerning this Agreement and NBO's services.

       b. Assignment by NBO. NBO may not delegate, assign, transfer or encumber its rights, duties, interests or obligations under this Agreement (each an "Assignment") except with the consent of Customer. Customer agrees that it will not unreasonably withhold its consent to a proposed Assignment, provided the proposed transferee: (i) possesses qualifications equivalent to those of NBO to operate the business operated by NBO and shall have demonstrated recognized experience in successfully operating such a business, including, without limitation, experience in successfully operating a similar quality business in a first-class shopping center; (ii) will not adversely affect the quality and type of business operation which NBO has conducted theretofore; (iii) will continue to operate the business in the same manner as NBO and pursuant to all provisions of this Agreement; and (iv) assumes in writing, in a form acceptable to Customer, all of NBO's obligations hereunder and NBO shall provide Customer with a copy of such document.

5.     DEFAULT AND TERMINATION.

       The following events shall constitute an "Event of Default":

       a. Bankruptcy. The adjudication of either Party as being bankrupt, insolvent or unable to pay its debts and obligations as they become due or if either Party places any of its property or assets in liquidation for the purpose of meeting claims of its creditors or a trustee or receiver is appointed. If any such adjudication is involuntary, it shall not be an Event of Default hereunder if such Party is seeking to have the adjudication dismissed and in fact causes it to be dismissed within sixty (60) days.

       b. Failure to Perform. The failure of either Party to perform or fulfill at the time and in the manner herein provided any duty, obligation or condition required to be performed or fulfilled by that Party hereunder; provided, however, that the non-performing Party shall have been given ten (10) days written notice if such non-performance is the non-payment of money and thirty
(30) days' prior written notice for any other non-performance, specifying the non-performance or non-fulfillment that it is charged with having committed and shall have failed to cure such non-performance or non-fulfillment


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Neighborhood Box Office, Inc

within such ten (10) day or thirty (30) day period, as the case may be; provided, however, in the event of a non-monetary non-performance or non-fulfillment, there shall not be an Event of Default hereunder if the defaulting Party shall be diligently pursuing the curing of such non-performance and in fact completes the cure within sixty (60) days from the date of the notice.

       Upon the occurrence of an Event of Default, the non-defaulting Party shall have the right to terminate this Agreement upon written notice to the other Party. If this Agreement is terminated pursuant to this Section, the defaulting Party nevertheless shall remain liable for all damages which may be due or sustained by the non-defaulting Party, including, but not limited to, reasonable attorneys' fees, costs and expenses incurred by the non-defaulting Party in pursuit of its remedies hereunder.

6.     MISCELLANEOUS PROVISIONS.

       a. Applicable Law. All matters pertaining to the validity, performance, construction or effect of this Agreement, and the legal relations between the Parties, shall be governed by and construed in accordance with the laws of the State of Utah applicable to agreements made and wholly to be performed in said State without regard to principles of conflicts of law. Any disputes arising under this Agreement or the transactions contemplated hereunder shall be resolved in the state and federal courts residing in Salt Lake City, Salt Lake County, Utah.

       b. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the Parties that is not embodied in this Agreement, and neither of the Parties shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention that is not specifically set forth in or referred to herein.

       c. No Joint Venture. NBO and Customer are independent contractors. No agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement, and neither party shall hold itself out in a manner that would indicate any such relationship exists in any matter, including but not limited to, advertising.

       d. Notice. Any notice or other communication required or permitted to be given hereunder shall be effective upon receipt by the intended recipient at the address indicated in the introductory paragraph above (or such other address as either Party shall provide to the other Party by one of the means set forth hereinbelow). Receipt shall be deemed to have occurred upon the earlier of (a) the date of actual receipt by the intended Party by registered mail, (b) five
(5) days after such notice is deposited in the United States mail, certified or registered, postage prepaid and properly addressed, (c) the date such notice is sent to the other Party by telecopy (with receipt confirmation), provided such notice is promptly provided to the other Party by United States mail, certified or registered, postage prepaid and properly addressed, or (d) one (1) business day after such notice is deposited with a recognized overnight courier service with instructions for overnight delivery.

       e. Force Majeure. Neither Party shall be responsible to the other Party for non-performance or delay in performance of any of the terms, duties, obligations or conditions contained in this Agreement due to acts of God, acts of governments, wars, riots, strikes, accidents or other causes beyond the control of the Parties. In no event shall financial inability excuse a Party's performance hereunder.

       f. Confidentiality. The Parties agree that the contents and existence of this Agreement shall be considered confidential and shall not be disclosed to any third person or entity by either Party except with the prior written approval of the other Party or upon the order of a court of competent jurisdiction.

       g. Severability. In the event that any provision hereof shall be deemed in violation of any


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Neighborhood Box Office, Inc

applicable law, rule or regulation, or held to be invalid by any court in which this Agreement shall be interpreted, the violation or invalidity of any particular provision hereof shall not be deemed to affect any other provision hereof, but this Agreement shall be thereafter interpreted as though the particular provision so held to be in violation or invalid were not contained herein.

       h. Miscellaneous. The above Recitals and all Attachments attached hereto are deemed to be incorporated herein by reference. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either Party based upon authorship of any of the provisions hereof.

       IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the Effective Date.

CUSTOMER:                                        NBO:

-------------------------               Neighborhood Box Office, Inc.


By:                                     By:
   ---------------------------------       -------------------------------------
   Signature                               Signature

------------------------------------       -------------------------------------
   Name (printed)                          Name (printed)

------------------------------------       -------------------------------------
   Title                                   Title

----------------                           ---------------
   Date                                    Date


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Neighborhood Box Office, Inc

                                   ADDENDUM A


ATTACHED TO AND FORMING A PART OF THE CONTRACT SERVICES AGREEMENT DATED __________________, 2000 BY AND BETWEEN NEIGHBORHOOD BOX OFFICE, INC. ("NBO") AND __________________ ("CUSTOMER")


I. CONVENIENCE FEE. Customer and NBO agree to the following fee structure and revenue share:

[**]

COUNTER UNIT - $[**] FOR EACH MALL GIFT CERTIFICATE
KIOSK - [**] FOR EACH MALL GIFT CERTIFICATE
INTERNET - TO BE AGREED UPON BY THE PARTIES
CORPORATE - TO BE AGREED UPON BY THE PARTIES

Revenue Share on Convenience Fees:

[**] CUSTOMER and [**] NBO


II. POWER AND TELEPHONE SPECIFICATIONS. The requirement for installation of power at the Kiosk location is a dedicated 110 Volt, 20-amp circuit, either wall mount or floor mount, (Customer will be responsible to insure that the power requirements are installed at the designated Kiosk location prior to installation of the hardware). The wall mount needs to be within 3 feet of the center of the Kiosk location and the floor mount needs to be directly under the Kiosk location, with a 4-inch variance allowed in any direction from the center of the Kiosk location. The telephone requirement is a Frame Relay Circuit needing Cat 5-telephone cable with a 4-wire RJ45 connector in a Surface Block. The connector and housing can be either wall mount or on a pigtail. The wall mount should be within 2 feet of the Kiosk location and the pigtail should be between 2 and 3 feet long and not located under the Kiosk installation location. The installed telephone must terminate at the building "demark" and be properly identified for connection to the network. Proper coordination will need to occur between Center Management and NBO's Vice President of Operations.

The Counter Unit will require installation of a Cat 5 cable between the Kiosk location and the Counter Unit location that is less than three hundred (300) cable feet. The requirement for installation of power at each Counter Unit location is a dedicated 110 Volt, 15-amp circuit, either wall mount or floor mount, but within a reasonable distance from the installation location. (Customer will be responsible to insure that the power specification is available at the Counter Unit prior to the installation of the hardware.) The Counter Unit will share the Frame Relay circuit to the Kiosk.

Customer will need to insure that the Counter Unit has proper ventilation should the computer be stored below the counter. The Counter Unit will need to be secured against theft of the hardware. Customer will need to provide to NBO a site plan that outlines specific location for both the Kiosk and Counter Unit in order and install the Frame Relay.


[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.


                                    Page 11
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Neighborhood Box Office, Inc

                                   ADDENDUM B

                                  Banking Terms

ATTACHED TO AND FORMING A PART OF THE CONTRACT SERVICES AGREEMENT DATED _____________________, 2000 BY AND BETWEEN NEIGHBORHOOD BOX OFFICE, INC. ("NBO") AND ____________________ ("CUSTOMER") (the "Agreement").

The following described procedures will be implemented with the financial institutions after the Agreement is signed by both Parties and prior to the issuance of any Mall Gift Certificates by NBO.

       1.     [**]

       2.     [**]

       3.     [**]


[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

Neighborhood Box Office, Inc

              [**]

       4.     [**]

       5.     [**]

       6.     [**]

       7.     [**]

       8.     [**]



[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.



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